Exhibit (a)(1)(H)

Team,

On March 3rd, VTech Holdings announced the commencement of its cash tender offer for all outstanding shares of Class A common stock and Class B common stock of LeapFrog Enterprises, Inc. for $1.00 per share.

If you own shares of LeapFrog, you will receive notification electronically or through postal mail from your broker. The notification will include instructions on how to tender your shares if you choose to do so. Most employees’ shares are held by E*TRADE and you should receive tender offer materials from E*TRADE and instructions on how the E*TRADE tender offer process works. The attached FAQ answers some common questions about the E*TRADE tender offer process.

Please note that the deadline to electronically tender your shares via E*TRADE is 11:59 PM Eastern time on March 30th.

LeapFrog’s Board of Directors has unanimously recommended that the stockholders of LeapFrog accept the offer and tender their shares.

Please review the following SEC documents for information concerning the offer, including factors that you should consider in deciding whether or not to tender your shares in the offer:

LeapFrog’s Solicitation/Recommendation Statement on Schedule 14D-9

VTech Holding’s Tender Offer

EMPLOYEES WHO ARE STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

LEAPFROG EMPLOYEE TENDER OFFER FAQ

How will I be notified of the VTech Tender Offer?

You will receive notification of the VTech Tender Offer from your broker.  For most employees this will be E*TRADE.  The method of delivery depends on your communication preference set in your E*TRADE account.  You will receive an email message similar to the below screenshot if you opted for electronic delivery of documents.  If you did not, you will receive notification via mail.

What if I did not receive an email or mail notification?

Please call Nancy Lee at 510-420-5099 for a new form and instructions.

What if I hold LeapFrog shares at multiple brokerage firms? Do I need to provide instructions for each account?

Yes. You will receive notification and instructions from every brokerage firm in which you hold LeapFrog shares.

What if I hold a physical LeapFrog share certificate.  What should I do?

Please call Nancy Lee at 510-420-5099 for instructions.

If I do not wish to participate, do I still need to notify E*TRADE or my broker?

Yes, you need to notify your broker that you choose not to participate.

Can I change my mind after I tender my shares?
Yes, you can, but you must provide notice 48 hours in advance of the expiration date of the tender offer.

How long do I have to decide whether to participate in the tender offer?

The tender offer expires at 11:59 PM Eastern time on April 1st , which is 8:59 pm Pacific time.  However, the response deadline for your broker may be sooner to provide time for processing.  For example, the E*TRADE deadline is 11:59 PM Eastern time on March 30th.

When will I receive the funds for my shares and how will I receive them?

In all cases, payment for shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depository. Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depository.

What if I recently sold my LeapFrog shares, do I need to do anything?

No. You no longer own the shares, so you cannot tender the shares or provide instructions to your broker.

For Employees Who Hold Shares Through an E*TRADE Account:

I received an email from E*TRADE about the Tender Offer by VTech.  What do I need to do?

Copy or make a note of the Control Number in the email you received.  Click on the first link in the email document to be directed to the offer material and instructions at the ReOrgAction site.

I received notification by mail. What do I need to do?

You can still tender your shares online through E*TRADE.  Your documents will include a Request for Instructions form and an electronic ballot with a Control Number on it.  Follow the instructions on your Request for Instructions form.

I lost my Request for Instructions form from the broker, what should I do?

Please call Nancy Lee at 510-420-5099 for a new form and instructions.

I was directed to ReOrgAction.com when I clicked the link in the email or followed the instructions in the documents I received.  Who are they?

The ReOrgAction site is the gateway to the Request for Instructions document if you received email notification.  You will see a screen. Clink Enter to continue.

On the next screen, enter the Control Number provided in the email or documents.  Choose Click to Continue.

A screen will appear for shares held in your E*TRADE account.

 Scroll down to see information regarding your shares.  Information is noted or required in the highlighted area in the below screenshots.

How do I know if the Current Position shares are correct?  How do I change the shares number?

Confirm your “sellable” shares in your E*TRADE or brokerage account before proceeding.  Review the Current Position shares and modify them, if necessary, to ensure your sellable shares are correct as of the day you choose to participate.  Choose one of the explanations for the adjustment listed.

How do I tender my shares?

In the next section select the box indicating whether you are participating in the offer or not.  If you choose to participate, enter the number of shares you are tendering to VTech.

Proceed to the confirmation page.

Who can I contact if I have questions?

Nancy Lee at 510-596-4803.